CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement Amendment No.2 to Form S-1 of Tasker Products Corp. (a development stage company) of our report of independent registered public accounting firm dated March 24, 2004 relating to the consolidated balance sheet of Tasker Products Corp. (a development stage company) as at December 31, 2003 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and for the period from inception, May 13, 1996, to December 31, 2003.

We also consent to the reference to us under the headings “Selected Consolidated Financial Data” and “Experts” in such Registration Statement.

Vancouver, Canada	/s/ Morgan & Company

January 11, 2008	Chartered Accountants